SCHEDULE A

TO THE

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

As Amended November 21, 2013

Name of Fund

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Financial Long-Short Fund

Diamond Hill Strategic Income Fund

Diamond Hill Research Opportunities Fund

Diamond Hill Mid Cap Fund